SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): September 8, 2006
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

MARYLAND (State of Incorporation)	001-31775 (Commission File Number)	86-1062192 (I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100 Dallas, Texas (Address of principal executive offices)	75254 (Zip code)
Registrant’s telephone number, including area code: (972) 490-9600
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 MATERIAL DEFINITIVE AGREEMENT
On September 8, 2006, a wholly-owned subsidiary of Ashford Hospitality Trust, Inc. (the “Company”) entered into the following material definitive agreement:
Fourth Amendment to the Credit Agreement, dated September 8, 2006, between Ashford Hospitality Limited Partnership (as Borrower), and Calyon New York Branch, Merrill Lynch Capital, and Wachovia Bank (as Lenders)
The information set forth in Item 2.03 is incorporated herein by reference.
ITEM 2.03 DIRECT FINANCIAL OBLIGATION
On September 8, 2006, Ashford Hospitality Trust, Inc. (the “Company”) completed a modification agreement related to its $100.0 million credit facility, due August 16, 2008, with Merrill Lynch Capital (a division of Merrill Lynch Business Financial Services, Inc.), Calyon New York Branch, and Wachovia Bank, National Association. Under the terms of the modification agreement, the capacity of the credit facility was increased from $100.0 million to $150.0 million and the interest rate was reduced from LIBOR plus a range of 1.6% to 1.95% to LIBOR plus a range of 1.6% to 1.85%. Under both the previous and modified agreements, the effective interest rate falls within the aforementioned ranges depending on the loan-to-value ratio existing at the time. Also, under the previous and modified agreements, the term includes two one-year extension options at the Company’s option. In addition, subject to certain conditions, the credit facility can be increased to $200.0 million.
As of December 31, 2005, this credit facility had an outstanding balance of approximately $60.0 million, which was repaid on January 31, 2005. Since that time, the Company completed draws on this credit facility of approximately $10.0 million, $88.9 million, and $25.0 million on February 27, 2006, April 18, 2006, and July 14, 2006, respectively. On June 28, 2006, the Company paid down this credit facility by approximately $25.0 million. On July 25, 2006, the Company repaid the $98.9 million outstanding balance on this credit facility.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     Exhibit:

10.15.3	Fourth Amendment to the Credit Agreement, dated September 8, 2006, between Ashford Hospitality Limited Partnership (as Borrower), and Calyon New York Branch, Merrill Lynch Capital, and Wachovia Bank (as Lenders)

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 12, 2006

ASHFORD HOSPITALITY TRUST, INC.
By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Legal Officer